U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 5, 2018

Venture Lending & Leasing VII, Inc.
(Exact name of registrant as specified in its charter)

MARYLAND	814-00969	45-5589518
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

104 La Mesa Drive, Suite 102, Portola Valley, CA 94028
(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (650) 234-4300

(Former name or former address, if changed since last report): N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01. Entry into a Material Definitive Agreement.
On July 18, 2013, Venture Lending & Leasing VII, Inc. (the “Fund”) and Venture Lending & Leasing VII, LLC (the “LLC”) entered into a syndicated loan agreement led by Wells Fargo, N.A. and Union Bank, N.A. that established a secured revolving loan facility in an initial amount of up to $125,000,000 and the option to request that the lenders providing such facility increase the borrowing availability thereunder to no more than $300,000,000 in the aggregate, as commitments might be obtained (the “Loan and Security Agreement”). On November 7, 2014, the Fund and the LLC entered into an agreement with Wells Fargo Bank, N.A., Wells Fargo Securities, LLC, and MUFG Union Bank, N.A. that amended and restated the Loan and Security Agreement and established a secured, syndicated revolving credit facility in an initial amount of up to $255,000,000 (the “Amended and Restated Agreement”).

On October 30, 2017, the Fund and the LLC entered into an agreement with Wells Fargo Bank, N.A., Wells Fargo Securities, LLC, MUFG Union Bank, N.A., and ING Capital, LLC, with participation from Capital One, N.A., Bank of America N.A., ZB, N.A., doing business as California Bank & Trust, East West Bank, First Bank, and Bank Leumi USA, that (i) reduced the size of the facility to $200,000,000, and (ii) amended the interest rate options and commitment fee (the “First Amendment”). The First Amendment has a term of three years and will expire on October 30, 2020. At its option, the Fund may reduce the lenders’ commitments established in the First Amendment by $5,000,000 or more once each calendar month.

Effective January 30, 2018, the Fund elected to reduce the lenders’ aggregate commitments by $20,000,000.

The Fund elected again to reduce its borrowing availability by another $20,000,0000, effective April 5, 2018. After such reduction is taken into account, the total size of the Fund’s credit facility will be $160,000,000.

The Fund intends to further reduce the credit facility on a monthly basis in the ordinary course of business to reflect the needs of the Fund. Beginning March 29, 2019, the lenders’ commitments will automatically and permanently reduce each fiscal quarter by an amount equal to 12.5% of the aggregate amount of such commitments as of December 31, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

VENTURE LENDING & LEASING VII, INC.
(Registrant)

By:	/s/ Maurice C. Werdegar	By:	/s/ Martin D. Eng
Maurice C. Werdegar		Martin D. Eng
President and Chief Executive Officer		Chief Financial Officer
Date:	April 25, 2018	Date:	April 25, 2018